THE MARCUS CORPORATION REPORTS INCREASED THIRD QUARTER
REVENUES AND EARNINGS FROM CONTINUING OPERATIONS

Milwaukee, Wis., March 20, 2007......The Marcus Corporation (NYSE:MCS) today reported increased revenues and earnings from continuing operations for the third quarter ended February 22, 2007.

Third Quarter Fiscal 2007 Highlights

•	Total revenues for the third quarter of fiscal 2007 were $71,418,000, a 3.9% increase from revenues of $68,751,000 for the third quarter of the prior year.
•	Earnings from continuing operations increased 27.6% to $4,254,000 or $0.14 per diluted share for the third quarter of fiscal 2007, from earnings from continuing operations of $3,334,000 or $0.11 per diluted share for the comparable prior period.
•	Net earnings were $4,028,000 or $0.13 per diluted share for the third quarter of fiscal 2007, compared to net earnings of $4,723,000 or $0.15 per diluted share for the same period in fiscal 2006.
•	Operating income was $1,853,000 for the third quarter of fiscal 2007, compared to operating income of $5,637,000 for the same quarter in fiscal 2006. Operating income for the third quarter of fiscal 2007 includes approximately $3.0 million of preopening expenses and start-up losses for recently opened hotels and hotel renovations.
•	Earnings from continuing operations and net earnings include pre-tax development gains of $4.9 million on the sale of units at the company’s condominium hotel project in Las Vegas.
•	Last year’s net earnings included $1,389,000 of earnings from discontinued operations, net of income taxes, consisting primarily of additional gains on the sale of the company’s discontinued limited-service lodging division. Results from the company’s former limited-service lodging division, Miramonte Resort and vacation ownership development have been classified as discontinued operations in accordance with current accounting pronouncements.

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First Three Quarters of Fiscal 2007 Highlights

•	Total revenues were $235,430,000 for the first three quarters of fiscal 2007, a 6.0% increase from revenues of $222,021,000 for the same period in the prior year.
•	Earnings from continuing operations were $28,225,000 or $0.91 per diluted share for the first three quarters of fiscal 2007, a 39.1% increase from earnings from continuing operations of $20,294,000 or $0.66 per diluted share for the first three quarters of fiscal 2006.
•	Net earnings were $27,826,000 or $0.90 per diluted share for the first three quarters of fiscal 2007, a 10.2% increase from net earnings of $25,256,000 or $0.82 per diluted share for the comparable prior period.
•	Operating income was $31,502,000 for the first three quarters of fiscal 2007, compared to operating income of $32,423,000 for the same period in fiscal 2006. Operating income for the first three quarters of fiscal 2007 includes approximately $4.5 million of preopening expenses and start-up losses for recently opened hotels and hotel renovations.

“Overall, our results benefited from gains on the sale of additional condominium units at the Platinum Hotel & Spa and a lower tax rate. These factors offset the lower third quarter operating income, which reflects the impact of preopening expenses and start-up losses for several Marcus Hotels and Resorts properties and a weaker film slate for Marcus Theatres®, compared to the same quarter a year ago,” said Stephen H. Marcus, chairman and chief executive officer of The Marcus Corporation.

Marcus Hotels and Resorts

For Marcus Hotels and Resorts, revenue per available room (RevPAR) for comparable properties increased 1.3% in the third quarter and 7.1% for the first three quarters of the fiscal year, due primarily to increases in the average daily rate. “The third quarter is a traditionally soft winter quarter for travel in the Midwest, and this year was no exception. However, as the weather improves, we look forward to benefiting from the continuing strong lodging industry environment,” said Marcus.

“The third quarter was an active period on the acquisition front, with three new properties announced during the quarter. We signed an agreement to manage the Sheraton Clayton Plaza Hotel St. Louis, a fabulous property located in an upscale western suburb of St. Louis. The property will undergo a multi-million-dollar renovation, beginning later this year. We were selected to manage an under-construction Hilton hotel in Bloomington, Minn., an affluent suburb of Minneapolis, under a long-term contract. We are

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currently providing preopening and technical services for this project. The third contract is a joint venture that we formed to acquire the Sheraton Madison Hotel in Madison, Wis. We have a 15% minority interest in the joint venture and will manage the hotel and oversee a major renovation of the property,” said Marcus.

“Just a few days after the end of the third quarter, we opened the Skirvin Hilton hotel in Oklahoma City, Okla. The property, which had been closed since 1988, underwent an extensive $55 million renovation achieved through a complex public/private partnership. This is the oldest hotel in the state, with tremendous cultural and historical significance. We believe the restored Skirvin Hilton, with its carefully achieved combination of modern amenities and historic details, will reclaim its position as the centerpiece of Oklahoma City’s downtown,” said Marcus. He noted that the company’s lower effective tax rate for the third quarter and year-to-date resulted from anticipated historic tax credits related to the extensive renovation of the property.

Marcus said the division’s preopening expenses and start-up losses in the third quarter related primarily to two new properties — the Skirvin Hilton and the Platinum Hotel & Spa condominium hotel development in Las Vegas. Preopening expenses were also recorded for the extensive remodeling and rebranding of the InterContinental Milwaukee and the recent opening of a new restaurant, the “Mason Street Grill,” in the Pfister hotel in Milwaukee. “Although these projects reduced operating income for the quarter, they are consistent with our strategy to invest in projects that we believe will build shareholder value over the long term,” said Marcus.

He added that sales transactions for approximately 90% of the condominium units at the Platinum Hotel & Spa have now closed, bringing the pre-tax gain from this project to $6.3 million. A total pre-tax gain of approximately $7 million is anticipated for the project once all units are sold.

Marcus Theatres®

“As we anticipated, last year’s strong holiday season made this year’s third quarter comparison very difficult. Although they performed well, the top three movies for the quarter, Night at the Museum, The Pursuit of Happyness and Happy Feet, were just not strong enough to compete against last year’s The Chronicles of Narnia: The Lion, the Witch and the Wardrobe, King Kong and Harry Potter and the Goblet of Fire,” said Marcus.

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“January and February were very soft due to an overall weak slate of movies. However, business has increased significantly over the past two weeks, with strong openings of Wild Hogs and 300. Other films with good box-office potential opening in the next few weeks include TMNT (Teenage Mutant Ninja Turtles), Blades of Glory and Meet the Robinsons. May could set new records with the openings of three highly anticipated movies – Spider-Man 3, Shrek the Third and Pirates of the Caribbean: At Worlds End,” said Marcus.

“The early summer also appears strong, with the openings of Ocean’s Thirteen, Fantastic Four: Rise of the Silver Surfer, Evan Almighty and Pixar’s newest film, Ratatouille, capped with the opening of Harry Potter and the Order of the Phoenix in July,” said Marcus.

Marcus said a highlight for the division will be the opening in early May of the Marcus Majestic Cinema, the company’s new flagship theatre in Brookfield, Wis. “The Majestic is so much more than a movie theatre. It’s an entertainment destination for the entire area, with traditional movie screens, two of our signature UltraScreens® and a multi-use auditorium where we will offer entertainment such as comedy acts, local bands and broadcast concerts. This will also be a perfect location for business meetings and of course, we will show first-run movies. Guests can enjoy great food and cocktails in this special auditorium and in the adjacent lounge, as well as pizza, coffee and ice cream in two Italian-themed cafes. With the latest in amenities and technology, this theatre will take entertainment in our circuit to the next level,” said Marcus.

Summary

“We are continuing to execute on our strategies to grow both of our divisions and look forward to continued progress in the final quarter of the year. In addition, both divisions will benefit from a 53rd week this year, compared to last year’s 52 weeks,” added Marcus.

Conference Call and Webcast

Marcus Corporation management will host a conference call today, March 20, 2007, at 3:00 p.m. Central/4:00 p.m. Eastern time to discuss the third quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-617-614-3529. Listeners should dial in to the call at least 5 — 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software.

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The call will be available for telephone replay through Tuesday, March 27, 2007 by dialing 1-888-286-8010 and entering the passcode 83946564. The Webcast of the conference call will be archived on the company’s Web site until the next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The Marcus Corporation’s movie theatre division, Marcus Theatres®, currently owns or manages 498 screens at 41 locations in Wisconsin, Illinois, Minnesota and Ohio, and one family entertainment center in Wisconsin, with one theatre currently under construction. The company’s lodging division, Marcus Hotels and Resorts, owns or manages 20 hotels, resorts and other properties in 10 states, with one additional property under development. For more information, visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses and pre-opening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION
Consolidated Statements of Earnings (Unaudited)
(in thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	Feb. 22, 2007	Feb. 23, 2006	Feb. 22, 2007	Feb. 23, 2006

Revenues:
Rooms and telephone	$14,361	$13,154	$64,482	$56,761
Theatre admissions	23,431	25,368	71,147	73,234
Theatre concessions	11,747	12,641	35,382	35,292
Food and beverage	10,918	9,859	34,724	31,360
Other revenues	10,961	7,729	29,695	25,374

Total revenues	71,418	68,751	235,430	222,021
Costs and expenses:
Rooms and telephone	7,282	6,251	23,578	20,723
Theatre operations	19,585	19,898	57,605	57,212
Theatre concessions	2,630	2,587	7,858	7,483
Food and beverage	9,648	7,972	26,826	24,006
Advertising and marketing	4,602	3,827	14,183	12,376
Administrative	7,864	7,585	24,106	22,485
Depreciation and amortization	6,897	6,486	19,605	19,546
Rent	795	893	2,473	2,731
Property taxes	2,099	2,563	7,346	7,754
Preopening expenses	2,010	42	3,216	406
Other operating expenses	6,153	5,010	17,132	14,876

Total costs and expenses	69,565	63,114	203,928	189,598

Operating income	1,853	5,637	31,502	32,423
Other income (expense):
Investment income	727	2,715	2,184	6,832
Interest expense	(3,359)	(3,677)	(9,836)	(11,008)
Gain on disposition of property,
equipment and other assets	5,519	109	14,088	3,331
Equity earnings (losses) from
unconsolidated joint ventures	24	(349)	(1,375)	(1,126)

	2,911	(1,202)	5,061	(1,971)

Earnings from continuing operations
before income taxes	4,764	4,435	36,563	30,452
Income taxes	510	1,101	8,338	10,158

Earnings from continuing operations	4,254	3,334	28,225	20,294
Discontinued operations:
Loss from discontinued operations,
net of income taxes	(196)	(343)	(405)	(1,059)
Gain (loss) on sale of discontinued
operations, net of income taxes	(30)	1,732	6	6,021

	(226)	1,389	(399)	4,962

Net earnings	$4,028	$4,723	$27,826	$25,256

Earnings per share - basic:
Continuing operations	$0.14	$0.11	$0.93	$0.67
Discontinued operations	(0.01)	0.04	(0.01)	0.16

Net earnings per share	$0.13	$0.15	$0.92	$0.83

Earnings per share - diluted:
Continuing operations	$0.14	$0.11	$0.91	$0.66
Discontinued operations	(0.01)	0.04	(0.01)	0.16

Net earnings per share	$0.13	$0.15	$0.90	$0.82

Weighted average shares outstanding:
Basic	30,413	30,509	30,349	30,381
Diluted	30,872	30,877	30,805	30,756

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THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	(Unaudited)	(Audited)
	February 22, 2007	May 25, 2006
Assets:
Cash and cash equivalents	$22,876	$34,528
Cash held by intermediaries	18,610	1,752
Accounts and notes receivable	15,816	17,691
Refundable income taxes	738	216
Deferred income taxes	6,228	5,898
Condominium units held for sale	9,093	--
Other current assets	7,573	11,273
Assets of discontinued operations	1,489	7,545
Property and equipment - net	502,557	450,529
Other assets	55,850	57,802

Total Assets	$640,830	$587,234

Liabilities and Shareholders’ Equity:
Accounts and notes payable	$18,014	$19,899
Taxes other than income taxes	10,012	11,064
Other current liabilities	25,474	22,331
Current maturities of long-term debt	53,860	53,402
Liabilities of discontinued operations	2,831	1,998
Long-term debt	147,846	123,110
Deferred income taxes	30,151	27,946
Deferred compensation and other	31,909	26,161
Shareholders’ equity	320,733	301,323

Total Liabilities and Shareholders’ Equity	$640,830	$587,234

THE MARCUS CORPORATION
Business Segment Information (Unaudited)
(in thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Continuing Operations Total	Discontinued Operations	Total
13 Weeks Ended Feb. 22, 2007
Revenues	$38,026	$33,112	$280	$71,418	$245	$71,663
Operating income (loss)	8,281	(4,236)	(2,192)	1,853	3	1,856
Depreciation and amortization	3,079	3,647	171	6,897	--	6,897
13 Weeks Ended Feb. 23, 2006
Revenues	$39,841	$28,594	$316	$68,751	$902	$69,653
Operating income (loss)	9,355	(1,671)	(2,047)	5,637	(343)	5,294
Depreciation and amortization	3,087	3,126	273	6,486	18	6,504
39 Weeks Ended Feb. 22, 2007
Revenues	$112,543	$121,977	$910	$235,430	$3,935	$239,365
Operating income (loss)	25,289	12,916	(6,703)	31,502	15	31,517
Depreciation and amortization	8,715	10,304	586	19,605	12	19,617
39 Weeks Ended Feb. 23, 2006
Revenues	$113,809	$107,210	$1,002	$222,021	$4,832	$226,853
Operating income (loss)	26,181	12,512	(6,270)	32,423	(1,672)	30,751
Depreciation and amortization	9,354	9,347	845	19,546	125	19,671

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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